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                                                                  EXHIBIT (c)(1)
                             Depositary Agreement
                             --------------------

               This Depositary Agreement is entered into as of this 19th day of May by and between The Southern Africa Fund, Inc., a Maryland corporation (the "Company"), and BankBoston, N.A., a national banking association with its principal offices in Boston, Massachusetts (the Depositary").

               WHEREAS, the Company is making a tender offer (hereinafter referred to, together with any amendment or extensions thereto, as the "Tender Offer") to purchase 1,201,420 outstanding shares of the Company's Common Stock, par value of $0.01 per share (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 19, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal including the instructions set forth therein (the "Letter of Transmittal") (the Offer to Purchase and the "Letter of Transmittal" being collectively referred to as the "Tender Offer Documents").

               WHEREAS, the Tender Offer is being commenced on May 19, 1999, and will expire at 12:00 Midnight Eastern Time, on June 16, 1999, unless extended by the Company as provided in the Offer to Purchase (the last date to which the Tender Offer is extended and on which it expires is herein referred to as the "Expiration Date").

               WHEREAS, the Company desires that BankBoston, N.A act as Depositary in connection with the Tender Offer, and BankBoston, N.A. has indicated its willingness to do so.

               NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

               1.    Appointment of Depositary.
                     -------------------------

               The Company hereby appoints the Depositary to act as such in connection with the Tender Offer for the purpose of receiving and making payment for, on behalf of the Company, Shares tendered pursuant to the terms of the Tender Offer Documents. The Depositary hereby agrees to serve as such, upon the terms and conditions set forth herein. In connection with such

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appointment, the Company has delivered to the Depositary a copy of the Tender
Offer Documents. The Company agrees to notify the Depositary of, and confirm in writing, any extension or amendment of the Tender Offer or the Tender Offer Documents.

               2.   Concerning the Depositary.
                    --------------------------

         The Depositary is hereby authorized and directed, and hereby agrees to the following:

                  (a) The Depositary shall examine the Letters of Transmittal, the certificates for Shares and the other documents delivered or mailed to the Depositary in connection with tenders of Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the Letters of Transmittal. In the event any Letter of Transmittal has been improperly completed or executed, or the certificates for Shares accompanying such Letter of Transmittal are not in proper form for transfer (as required by the aforesaid instructions), or if some other irregularity in connection with any tender of Shares exists, the Depositary shall forward the defective item back to the stockholder to be corrected. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by the Depositary on behalf of the Company; provided that the Company has reserved in the Tender Offer Documents the absolute right to reject any or all tenders of any particular Shares not in appropriate form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful and to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of any Shares, and the Company's interpretation of the terms and conditions of the Tender Offer will be final.

                   (b) All Shares must be tendered in accordance with the terms and conditions set forth in the Tender Offer Documents. Payment for Shares tendered and purchased pursuant to the Tender Offer Documents shall be made only after deposit with the Depositary of the certificates therefor, the Letter of Transmittal and any other required documents.

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                  (c) A tendering stockholder may withdraw Shares tendered as set forth in the Tender Offer Documents, in which event the Depositary shall, as promptly as possible after notification of such withdrawal, return such Shares to, or in accordance with the instruction of, such stockholder and such Shares shall no longer be considered properly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Company, whose determination shall be final and binding.

                  (d) On each business day up to and including the Expiration Date (as defined in the Offer to Purchase), the Depositary shall advise by facsimile transmission to Andrew L. Gangolf, Mark D. Gersten, and such other persons as either of them may direct, of the number of Shares which have been duly tendered on such day, stating separately the number of Shares tendered by Notices of Guaranteed Delivery, the number of Shares tendered about which the Depositary has questions concerning validity, and the cumulative number of Shares tendered through time of such facsimile transmission. The Depositary shall also inform the aforementioned person, and such other persons as may be designated, upon request made from time to time, of such other information as he/she may request, including without limitation, the names and addresses of - registered holders of tendered Shares.

                  (e) The Depositary shall date and time stamp all Letters of Transmittal or facsimile transmissions submitted in lieu thereof, and preserve such records in accordance with the Securities Exchange Act of 1934, as amended, and other applicable law. The Depositary shall match Notice of Guaranteed Delivery submitted with the Share(s) tendered pursuant thereto. If so instructed by the Company, the Depositary shall telephone Eligible Institutions (as defined in the Offer to Purchase) which have tendered a significant number of Shares by means of the aforementioned procedures to ascertain information in connection therewith.

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                   (f) The Depositary shall follow and act upon any amendments, modifications or supplements to these instructions, and upon any further instructions in connection with the Tender Offer, any of which may be given to the Depositary by the Company or such other persons as it may authorize.

                   (g) If, pursuant to the Offer to Purchase, the Company instructs the Depositary not to accept the instructions and/or Shares received from a tendering stockholder, the Depositary shall return the certificates for such Shares to the persons who deposited the same, together with a letter of notice, in form satisfactory to the Company, explaining why the deposited shares are being returned, and return to the Company any surplus funds deposited by the Company with the Depositary.

                   (h) In addition to the services the Depositary is to perform as provided for herein, the Depositary shall perform as Depositary such other services as are required or contemplated to be performed by the Depositary under the Tender Offer Documents including, but not limited to, making proration computations, returning to stockholders Shares tendered but not accepted for purchase and responding to requests for information and documents.

                   (i) The Depositary:

                        (1) shall have no obligation to make payment for any tendered Shares unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto;

                         (2) shall have no duties or obligations other than
those specifically set forth herein or as may subsequently be requested of the Depositary by the Company with respect to the Tender Offer;

                         (3) will be regarded as making no representations and
having no responsibilities as to the validity, sufficiency, value or genuineness of any stock certificates or

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the Shares represented thereby deposited with the Depositary pursuant to the
Tender Offer and will not be required and will make no representations as to the validity, value or genuineness of the Tender Offer;

                     (4) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

                     (5) may rely on and shall be protected in acting upon written or oral instructions from the Company with respect to any matter relating to its acting as Depositary specifically covered by this Depositary Agreement;

                     (6) may consult with counsel satisfactory to it (including counsel for the Company) and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

                     (7) shall arrange for insurance protecting the Company and itself against any liability arising out of non-receipt by shareholders of certificates sent by the Depositary; and

                     (8) shall not at any time advise any person as to the wisdom of making any tender pursuant to the Tender Offer, the value of the Shares or as to any other financial or legal aspect of the Tender Offer or any transaction related thereto.

                   3.  Deposits.
                       ---------
                   (a) The Company will from time to time deposit or cause to be deposited with the Depositary, as Depositary and agent for tendering holders of Shares, within a reasonable time after the Company's acceptance for purchase of tendered Shares, an amount equal to the aggregate purchase price of all Shares to be purchased which the Depositary then holds. The Company will deposit with the Depositary or cause to be deposited with it an amount equal to

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the total stock transfer taxes, if any, payable by the Company pursuant to the instructions of the Letter of Transmittal in respect of the transfer of all the Shares to be purchased which the Depositary holds. The Depositary shall thereupon, as promptly as possible, (a) purchase and affix appropriate stock transfer tax stamps, (b) cause the tendered Shares which have been thus paid for to be transferred and delivered to the Company, and (c) send a check for the purchase price (less the amount, if any, of any stock transfer taxes and, if applicable, adjusted in accordance with the provisions of the Tender Offer Documents) of the Shares purchased to, or otherwise pursuant to the instructions of each of the stockholders who has tendered Shares.

                  (b) It is understood and agreed that the securities, money, assets or property (the "Property") to be deposited with or received by the Depositary from the Company shall be held solely for the benefit of the Company and stockholders tendering Shares, as their interests may appear. The Depositary hereby waives any and all rights of lien, attachment or set-off whatever, if any against the Property so to be deposited, which such rights arise by reason of statutory or common law, by contract or otherwise.

               4.  Compensation the Depositary by the Company.
                   -------------------------------------------

               The Company shall pay fees for the services rendered hereunder as set forth in the attached Fee Schedule which fees shall include the compensation of all subcontractors referred to in Section 11(B). The Depositary shall also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Depositary of its duties hereunder

               5.  Indemnification.
                   ----------------

                     The Company covenants and agrees to indemnify and to hold the Depositary harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject arising

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from or out of, directly or indirectly, any claims or liability resulting from its actions as Depositary pursuant hereto; provided, that such covenant and agreement does not extend to, and the Depositary shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Depositary as a result of, or arising out of, its negligence, bad faith, willful misconduct or willful failure to perform any of the Depositary's obligation hereunder. In no case will the Company be liable under this indemnity with respect to any claim against the Depositary unless, promptly after the receipt by the Depositary of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, or of the service of any summons on the Depositary, or other first legal process giving information as to the nature and basis of the claim, the Depositary shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if the Company so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. In the event the Company assumes the defense of any such suit, the Company may select counsel of its own choosing for such purpose, and the Company will not be liable for the fees and expenses of any additional counsel retained by you. For the purposes of this Section 5, the term "expense or loss" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Depositary and the Company, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

               6. Further Assurance.
                  ------------------

               From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Depositary such further documents and instruments and shall do and cause to be

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done such further acts as the Depositary shall reasonably request (it being understood that the Depositary shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Depositary Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

               7.  Term.
                   ----
               This Agreement shall remain in effect until terminated on August 6, 1999 (the "Termination Date") or, prior to the Termination Date, upon 30 days' written notice by either party to the other. Upon termination of this Agreement, all canceled certificates for Shares and related documentation will be returned to the Company or agent designated by the Company

               8.  Notices.
                   -------

               Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Depositary and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:


               If to the Company, to:

                   The Southern Africa Fund, Inc.
                   c/o Alliance Capital Management L.P.
                   1345  Avenue of the Americas
                   NY, NY 10105
                   Attn: Andrew L. Gangolf, Esq.

               If to the Depositary, to:

                   BankBoston, N.A.
                   c/o Boston EquiServe Limited Partnership
                   150 Royall Street
                   Canton, MA 02021
                   Attn: Reorganization Department

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                 9.  Governing Law.
                     --------------

                 This Depositary Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto.

                 10.  Counterparts.
                      -------------

                 This Depositary Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                 11. Assignment.
                     -----------

                  A. Except as provided in Section 1O(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                  B. The Depositary may, without further consent on the part of the Company, (i) subcontract for the performance hereof with Boston EquiServe Limited Partnership or (ii) subcontract with other subcontractors for systems, processing, and telephone and distribution services as may be required from time to time; provided, however, that the Depositary shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

                  C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Depositary and the Company, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Depositary and the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

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              12. Third Party Beneficiaries
                  -------------------------
                This Agreement does not constitute an agreement for a partnership or joint venture between the Depositary and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

              13. Force Majeure
                  -------------
                In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

              14. Consequential Damages
                  ---------------------
                Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

              15. Severability
                  ------------
                If any provision of this Agreement shall be held invalid, unlawful or unenforceable the validity, legality and enforceability of the remaining provisions shall not thereby in any be affected or impaired.

              16. Confidentiality
                   ---------------
              The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, and shall not be voluntarily disclosed to any other person, except as may be required by law.

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              17. Merger of Agreement
                  -------------------

               This Agreement constitutes the entire agreement between the parties hereto with respect to such subject matter, and supersedes any prior agreement whether oral or written.


IN WITNESS WHEREOF, the parties hereto have caused this Depositary Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.



THE SOUTHERN AFRICA                       BANKBOSTON, N.A.
FUND, INC.




By: /s/ Edmund P. Bergan, Jr.             By: /s/ Daniel McGrory
   ------------------------------            ------------------------------
   Edmund P. Bergan, Jr.                     Daniel McGrory


Title: Secretary                          Title: Managing Director
      ---------------------------               ---------------------------

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                         The Southern Africa Fund, Inc.

                                   Exhibit A

                                  Fee Schedule

                     Project Management                      $11,500.00

                     Per Letter of Transmittal for               $ 9.00
                     Registered/Beneficial Holders

                     Per Letter of Transmittal Withdrawal        $10.00

                     Per Guarantee of Delivery                   $15.00

                     Per Extension of Tender Offer           $ 1,500.00

Items Not Covered

      . All out-of-pocket expenses such as telephone line charges associated with toll-free telephone calls, certificates, checks, postage, stationery, wire transfers and excess material disposal will be billed as incurred.

      . Services not specified in the Depository Agreements, including any services associated with new duties, legislation or regulatory front which become effective after May 19, 1999.

      . Reasonable legal review fees if referred to outside counsel.


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